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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                                TIME WARNER INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total Fee Paid:

[ ]  Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                               [Time Warner Logo]

                                                                  March 30, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Time Warner Inc. on Thursday, May 18, 2000, beginning at 10:00 A.M., local time, at the Apollo Theatre, 253 West 125th Street, New York, New York 10027. I look forward to greeting those of you who are able to attend the Meeting.

     Please vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote "FOR" the proposals listed in the Notice and described in the enclosed Proxy Statement.

     Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Meeting. After reading the enclosed Notice and Proxy Statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. This year, many stockholders will have a choice of voting by telephone, over the Internet or by using a traditional proxy or instruction card. Check your proxy materials to see which options are available to you.

     Because of security procedures required for access to the Apollo Theatre, if you plan to attend the Meeting, you must bring the Admission Ticket (which admits two people) included with the Notice and Proxy Statement or a Time Warner employee identification card. YOU WILL NOT BE PERMITTED INTO THE MEETING WITHOUT ONE OF THESE. If you have not received an Admission Ticket, please contact the Shareholder Relations Department at (212) 484-6971.

     In the near future, we expect to send separate materials in connection with a special meeting of stockholders to consider and vote on Time Warner's merger with America Online, Inc. I am very excited about this transaction and the opportunities it will provide for our company. At the Annual Meeting, I plan to provide an update on our progress toward finalizing this momentous combination.

                                         Sincerely,

                                         /s/ Gerald M. Levin
                                         GERALD M. LEVIN
                                         Chairman of the Board
                                         and Chief Executive Officer

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000

     The Annual Meeting (the "Annual Meeting") of Stockholders of Time Warner Inc. (the "Company") will be held on Thursday, May 18, 2000 at the Apollo Theatre, 253 West 125th Street, New York, New York 10027, commencing at 10:00 A.M., local time, for the following purposes:

          1. To elect 11 directors for a term of one year and until their successors are duly elected and qualified;

          2. To approve the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Company for 2000; and

          3. To transact such other business as may properly come before the Annual Meeting.

     Only holders of the Company's common stock and preferred stock at the close of business on March 23, 2000, the record date, are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

                                          TIME WARNER INC.
                                          CHRISTOPHER P. BOGART
                                          Secretary

March 30, 2000

THE ANNUAL MEETING WILL START PROMPTLY AT 10:00 A.M. TO AVOID DISRUPTION, ADMISSION MAY BE LIMITED ONCE THE MEETING STARTS. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ANY RECORD HOLDER WHO IS PRESENT AT THE MEETING MAY VOTE IN PERSON INSTEAD OF BY PROXY, THEREBY CANCELLING ANY PREVIOUS PROXY. YOU MAY NOT APPOINT MORE THAN THREE PERSONS TO ACT AS YOUR PROXY AT THE MEETING.

         YOU WILL BE REQUIRED TO SHOW THE ENCLOSED ADMISSION TICKET OR
               AN EMPLOYEE ID CARD TO ATTEND THE ANNUAL MEETING.

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019

                                PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of the Company's stockholders (the "Annual Meeting") to be held on Thursday, May 18, 2000 at the Apollo Theatre, 253 West 125th Street, New York, New York 10027, commencing at 10:00 A.M., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

     This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 3, 2000 to stockholders entitled to vote at the Annual Meeting.

VOTING AT THE ANNUAL MEETING; RECORD DATE; CONFIDENTIAL VOTING

     Only holders of record of the Company's voting stock at the close of business on March 23, 2000, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

     - 1,197,827,285 shares of Common Stock, par value $.01 per share ("Common Stock"), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting;

     - 114,123,884 shares of Series LMCN-V Common Stock, par value $.01 per share ("Series LMCN-V Stock"), each of which is entitled to 1/100 of a vote on the election of directors; and

     - 5,438,033 shares of four series of Convertible Preferred Stock, par value $.10 per share, consisting of 3,124,829 shares of Series E Preferred, 4,496 shares of Series F Preferred, 700,000 shares of Series I Preferred and 1,608,708 shares of Series J Preferred (collectively, the "Voting Preferred Stock"), each of which is entitled to four votes on all matters properly submitted at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

     In accordance with the Company's confidential voting policy, all stockholder proxies, ballots and voting materials will be confidentially inspected and tabulated by independent inspectors of election and will not be disclosed to the Company except under certain limited circumstances.

REQUIRED VOTE

     - A plurality of the votes duly cast is required for the election of directors.

     - The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Voting Preferred Stock, voting together as a single class, is required to approve the other matters to be acted upon at the Annual Meeting.

     An abstention is deemed "present" but is not deemed a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which a stockholder abstains are included in determining whether a quorum is present.

PROXIES

     All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company's By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not anticipate that any other matters will be raised at the Annual Meeting.

     Any stockholder of record may revoke a proxy at any time before it is voted by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., 75 Rockefeller Plaza, New York, NY 10019, Attention: Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a proxy at a later date, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

     A copy of the Company's Annual Report to Stockholders for the year 1999, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the election of the nominees for election as directors and FOR approval of the appointment of Ernst & Young LLP as independent auditors of the Company for 2000.

                              CORPORATE GOVERNANCE

ELECTION OF DIRECTORS

     The Company believes that, in the best interest of its stockholders, a majority of the members of its Board of Directors should, in the Board's judgment, have no direct or indirect material economic relationship with the Company other than as a result of customary directors' compensation or stock ownership ("Unaffiliated Directors"). Under the Company's By-laws, when the Board sets the slate of director nominees for election at an annual meeting of stockholders, it must determine that a majority of its members will be independent directors within the meaning of the By-laws, assuming the election of such slate. The Company also has a policy limiting the eligibility for nomination by the Board of Directors as a non-employee director to persons who would be less than 70 years old at the time of election. As a result of this policy, Merv Adelson and Beverly Sills Greenough are retiring as members of the Board of Directors at the Annual Meeting.

     The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. Each of the nominees is currently a director of the Company, and was elected by the stockholders. Assuming the election of these nominees, there will be 11 directors, of whom eight will be Unaffiliated Directors and three will be Affiliated Directors. On January 10, 2000, the Company and America Online, Inc. ("America Online") agreed to a merger (the "AOL Merger Transaction") pursuant to which the Company and America Online will each become a wholly owned subsidiary of a new holding company named AOL Time Warner Inc. Upon completion of the AOL Merger Transaction, the two companies have agreed that the Board of Directors of the new combined company will initially consist of 16 members, with the Company and America Online each selecting eight members. As a result, if the AOL Merger Transaction is completed before the Company's next annual meeting of stockholders, the nominees listed below, if elected, would not serve for a full year and only eight of them would be selected to serve on the Board of Directors of the combined company.

     The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 11 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees.

     The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept such nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

     Set forth below is the principal occupation of, and certain other information regarding, the 11 nominees.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

       NAME AND YEAR FIRST
       BECAME A DIRECTOR OF                                 PRINCIPAL OCCUPATION
           THE COMPANY              AGE                  DURING THE PAST FIVE YEARS
----------------------------------  ---                  --------------------------
J. Carter Bacot...................  67    RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE BANK
  1996                                      OF NEW YORK. Mr. Bacot served as Chairman and Chief
                                            Executive Officer of The Bank of New York Company, Inc.
                                            and Chairman of The Bank of New York from 1982 until
                                            February 8, 1998 and currently serves as a director and
                                            consultant. He is also a director of Associates First
                                            Capital Corporation and Venator Group, Inc. Mr. Bacot
                                            is an Unaffiliated Director.
Stephen F. Bollenbach.............  57    PRESIDENT AND CHIEF EXECUTIVE OFFICER OF HILTON HOTELS
  1997                                      CORPORATION. Mr. Bollenbach has served as President and
                                            Chief Executive Officer of Hilton Hotels Corporation
                                            since February 1996. Prior to that, Mr. Bollenbach was
                                            Senior Executive Vice President and Chief Financial
                                            Officer of The Walt Disney Company (entertainment) from
                                            April 1995 until February 1996 and President and Chief
                                            Executive Officer of Host Marriott Corporation
                                            (lodging) from October 1993 to April 1995. He is also a
                                            director of Catellus Development Corporation, Hilton
                                            Hotels Corporation, Kmart Corporation and Park Place
                                            Entertainment Corporation (Chairman). Mr. Bollenbach is
                                            an Unaffiliated Director.

       NAME AND YEAR FIRST
       BECAME A DIRECTOR OF                                 PRINCIPAL OCCUPATION
           THE COMPANY              AGE                  DURING THE PAST FIVE YEARS
----------------------------------  ---                  --------------------------
John C. Danforth..................  63    PARTNER, BRYAN CAVE LLP AND FORMER UNITED STATES SENATOR.
  1998                                      Mr. Danforth has been a partner at Bryan Cave LLP
                                            (attorneys) since January 1995. Prior to that, Mr.
                                            Danforth served as a United States Senator representing
                                            the state of Missouri from 1976 until January 1995. He
                                            is also a director of Cerner Corporation and The Dow
                                            Chemical Company. Mr. Danforth is an Unaffiliated
                                            Director.
Gerald Greenwald..................  64    CHAIRMAN EMERITUS OF UAL CORPORATION AND UNITED AIRLINES,
  1997                                      INC. Mr. Greenwald served as Chairman and Chief
                                            Executive Officer of UAL Corporation (airline holding
                                            company) and United Airlines, Inc. from July 1994 until
                                            July 1999. He is also a director of Aetna Inc. Mr.
                                            Greenwald is an Unaffiliated Director.
Carla A. Hills....................  66    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HILLS & COMPANY
  1993                                      AND FORMER UNITED STATES TRADE REPRESENTATIVE.
                                            Ambassador Hills became Chairman and Chief Executive
                                            Officer of Hills & Company (international trade and
                                            investment consultants) in March 1993, having served in
                                            President Bush's Cabinet as the United States Trade
                                            Representative from February 1989 to January 20, 1993.
                                            Ambassador Hills is also a director of American
                                            International Group, Inc., Chevron Corporation and
                                            Lucent Technologies Inc. Ambassador Hills is an
                                            Unaffiliated Director.
Gerald M. Levin...................  60    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE
  1988                                      COMPANY. Mr. Levin became Chairman of the Board and
                                            Chief Executive Officer of the Company on January 21,
                                            1993 having served in other executive positions at the
                                            Company prior to that. He previously served as a
                                            director of the Company from 1983 until January 1987.
                                            He is also a member of the Board of Representatives of
                                            Time Warner Entertainment Company, L.P. and a director
                                            of The New York Stock Exchange, Inc. Mr. Levin is an
                                            Affiliated Director.
Reuben Mark.......................  61    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF COLGATE-
  1993                                      PALMOLIVE COMPANY. Mr. Mark has served as the Chief
                                            Executive Officer of Colgate-Palmolive Company
                                            (consumer products) since May 1984. In May 1986, he was
                                            elected Chairman. Mr. Mark is also a director of
                                            Citigroup Inc. and Pearson plc. Mr. Mark is an
                                            Unaffiliated Director.

       NAME AND YEAR FIRST
       BECAME A DIRECTOR OF                                 PRINCIPAL OCCUPATION
           THE COMPANY              AGE                  DURING THE PAST FIVE YEARS
----------------------------------  ---                  --------------------------
Michael A. Miles..................  60    FORMER CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
  1995                                      OF PHILIP MORRIS COMPANIES INC. Mr. Miles served as
                                            Chairman of the Board and Chief Executive Officer of
                                            Philip Morris Companies Inc. (consumer products) from
                                            September 1991 until July 1994. He is also a director
                                            of The Allstate Corporation, Dell Computer Corporation,
                                            The Interpublic Group of Companies, Inc., Morgan
                                            Stanley, Dean Witter, Discover & Co. and Sears, Roebuck
                                            and Co. and is a Special Limited Partner in Forstmann
                                            Little & Co. Mr. Miles is an Unaffiliated Director.
Richard D. Parsons................  51    PRESIDENT OF THE COMPANY. Mr. Parsons became President of
  1991                                      the Company on February 1, 1995. Prior to that, Mr.
                                            Parsons served as the Chairman and Chief Executive
                                            Officer of The Dime Savings Bank of New York, FSB from
                                            January 1991. He served as a director of American
                                            Television and Communications Corporation, then an
                                            82%-owned subsidiary of the Company, from 1989 until
                                            1991 and is currently also a director of Citigroup
                                            Inc., Estee Lauder Companies, Inc. and Philip Morris
                                            Companies Inc. and a member of the Board of
                                            Representatives of Time Warner Entertainment Company,
                                            L.P. Mr. Parsons is an Affiliated Director.
R.E. Turner.......................  61    VICE CHAIRMAN OF THE COMPANY. Mr. Turner became Vice
  1996                                      Chairman of the Company upon consummation of the
                                            Company's merger with Turner Broadcasting System, Inc.
                                            ("TBS") on October 10, 1996. Prior to that, Mr. Turner
                                            served as Chairman of the Board and President of TBS
                                            from 1970. Mr. Turner is an Affiliated Director.
Francis T. Vincent, Jr............  61    CHAIRMAN OF VINCENT ENTERPRISES. Mr. Vincent has been a
  1993                                      private investor at Vincent Enterprises since January
                                            1, 1995. Prior to that, Mr. Vincent served as the
                                            Commissioner of Major League Baseball from September
                                            1989 until September 1992. He is also a director of
                                            Arkansas General Industries, Inc., General Cigar
                                            Holdings, Inc., Oakwood Homes Corporation and Westfield
                                            America Corporation. Mr. Vincent is an Unaffiliated
                                            Director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has designated five principal standing committees. The Company believes that it is in the best interest of the Company's stockholders that each of the Audit, Compensation and Nominating and Governance Committees be composed of at least a majority of Unaffiliated Directors. As noted below, each of the five standing Board committees, except the Values and Human Development Committee, is composed entirely of Unaffiliated Directors. The current members and functions of the Board's committees are as follows:

     Audit Committee. The Audit Committee is composed entirely of Unaffiliated Directors. Its members are Messrs. Bacot, Danforth and Miles (Chair). The functions of the Audit Committee, which met three times during 1999, include the review of (i) the professional services and independence of the Company's independent auditors; (ii) material changes in accounting policies and financial reporting practices and material developments in financial reporting standards in consultation with the independent auditors and management; (iii) the plan and scope of the annual external audit as recommended by the independent auditors; (iv) the adequacy of the Company's internal accounting controls and the results of material internal audits in consultation with the independent auditors and the Company's chief internal auditor; (v) the Company's annual financial statements and the results of each external audit in consultation with management and the independent auditors; and (vi) the auditing and accounting principles and practices to be used in the preparation of the Company's financial statements in consultation with the Company's independent auditors and the Company's principal financial officer and principal accounting officer. The Audit Committee also oversees the Company's compliance program.

     The Audit Committee has authority to consider the qualification of the Company's independent auditors and make recommendations to the Board of Directors as to their selection, approve any material non-audit services to be rendered to the Company by such independent auditors and review and resolve any differences of opinion between such independent auditors and management relating to the preparation of the financial statements.

     Compensation Committee. The Compensation Committee is composed entirely of Unaffiliated Directors. Its members are Mr. Bollenbach, Ambassador Hills and Messrs. Mark (Chair) and Vincent. The Compensation Committee, which met five times during 1999, has authority to engage independent compensation consultants to assist the Committee in its review of the Company's executive compensation. The Compensation Committee also has authority, as delegated by the Board of Directors, to review and approve the Company's employee benefit plans and administer its executive compensation plans. The Compensation Committee, after receiving and considering the recommendations of the Company's Chief Executive Officer, approves the salaries and incentive compensation (including the grant of stock options) and employment arrangements of the executive officers of the Company. See "Compensation Committee Report on Compensation of Executive Officers of the Company."

     Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of Unaffiliated Directors. Its members are Mr. Adelson, Mrs. Greenough and Messrs. Miles and Vincent (Chair). The Nominating and Governance Committee, which met twice during 1999, has authority to review the size, composition, functioning and level of compensation of the Board of Directors and recommends nominees to serve on the Board of Directors and considers the qualifications of candidates for election as directors. Nominees to the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills, experience and diverse perspectives to the deliberations of the Board of Directors. In carrying out its responsibilities, the Nominating and Governance Committee will consider candidates recommended by other directors, employees and stockholders. Written suggestions for nominees should be sent to the Secretary of the Company.

     The Company's By-laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by the Secretary of Time Warner at 75 Rockefeller Plaza, New York, NY 10019. To be timely and in proper form under the By-laws, the notice generally must be delivered not less than 70 nor more than 120 days prior to the date of the meeting at which directors are to be elected and must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

     Finance Committee. The Finance Committee is composed entirely of Unaffiliated Directors. Its members are Messrs. Adelson (Chair), Bacot, Bollenbach and Greenwald. The Finance Committee, which met twice during 1999, has authority to review and make recommendations to the Board of

Directors concerning the financial structure and financial condition of the Company and its subsidiaries, including annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance of stock. The Finance Committee also has the authority to approve such matters that are consistent with the general financial policies and direction from time to time determined by the Board of Directors.

     Values and Human Development Committee. The members of the Values and Human Development Committee are Mr. Danforth, Mrs. Greenough (Chair) and Messrs. Greenwald, Mark and Parsons. The Committee, which met once during 1999, has the mandate to provide guidance and oversight to the Company's management in its (i) development and articulation of the Company's core values, commitments and social responsibilities; (ii) development of strategies for ensuring the Company's involvement in the communities in which it does business; (iii) establishment of a strategy for developing its human resources and leadership for the future; and (iv) efforts to find practical ways to increase workforce diversity at all levels and to evaluate the Company's performance in advancing the goal of greater workforce diversity.

     During 1999, the Board of Directors met eight times and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

DIRECTOR COMPENSATION

     During 1999, each Unaffiliated Director received $80,000 as an annual retainer, half of which was paid in cash (unless deferred by the director) and the remaining half in shares of Common Stock under the 1988 Restricted Stock Plan for Non-Employee Directors (the "Directors' Restricted Stock Plan"), and an award of options covering 3,000 shares of Common Stock under the Time Warner 1996 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). No additional compensation is paid for service as a committee chair or member or for attendance at special meetings of the Board or a Board committee. Unaffiliated Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

     Directors who are officers of or employed by the Company or any of its subsidiaries are not additionally compensated for their Board and committee activities.

     Under the Directors' Restricted Stock Plan, which was approved by stockholders of the Company, each Unaffiliated Director has generally been issued an annual grant of shares of Common Stock ("Restricted Shares") having a market value in 1999 of $40,000. During the restriction period provided under the Directors' Restricted Stock Plan, the Unaffiliated Director votes the Restricted Shares, receives and retains all regular cash dividends and exercises all other rights as a holder of Common Stock, but may not dispose of the Restricted Shares, and the Company retains custody of the stock certificates and all distributions other than regular cash dividends.

     The restriction period ends, and all Restricted Shares (including any distributions retained by the Company) vest, upon the termination of the Unaffiliated Director's service on the Board of Directors on account of (i) mandatory retirement; (ii) failure to be reelected by stockholders; (iii) death or disability; and (iv) the occurrence of certain transactions involving a change in control of the Company; and, with the approval of the Board on a case by case basis, under certain other designated circumstances. If an Unaffiliated Director leaves the Board of Directors for any other reason, then all his or her Restricted Shares are forfeited to the Company. In 1999, each Unaffiliated Director received 545 Restricted Shares under the Directors' Restricted Stock Plan.

     The Company also has a deferred compensation plan for Unaffiliated Directors. Under this plan, Unaffiliated Directors may elect each year to defer payment of 25%, 50%, 75% or 100% of their cash compensation payable during the next calendar year. Amounts deferred under the plan are increased based on an interest factor or the hypothetical investment in shares of Common Stock and dividends thereon, with the higher valuation used to determine the amount paid upon distribution. Amounts deferred are payable in a lump-sum or in installments, generally upon attainment of age 70 or cessation of service as a director of the Company for certain enumerated reasons.

     Each Unaffiliated Director currently receives an annual award of nonqualified stock options ("Options") to purchase 3,000 shares of Common Stock (and related limited stock appreciation rights ("Limited SARs") that may be exercised only during a prescribed period following the occurrence of certain transactions involving a change in control of the Company) pursuant to the Directors' Option Plan. Under the Directors' Option Plan, which was approved by the Company's stockholders, the Options and related Limited SARs are automatically awarded on the tenth New York Stock Exchange trading day after each annual meeting of the Company's stockholders. The purchase price of the shares of Common Stock covered by each Option is equal to the fair market value of the Common Stock on the date of grant. Each Option (and the related Limited
SAR) becomes exercisable (cumulatively to the extent not previously exercised) at the rate of one-third of the aggregate number of shares covered thereby at the end of each successive one-year period following the date of grant and expires ten years after the date of grant.

     The Directors' Option Plan also provides that awards become immediately exercisable in full (i) when the director leaves the Board of Directors for any reason, except that upon removal for cause all unexercised Options immediately terminate, or (ii) if certain "change-in-control" transactions occur. Options remain exercisable for one year after the director dies and for five years after the director leaves the Board of Directors for any reason other than death or removal for cause (but not beyond the ten-year term of the Option).

     Upon approval by the Company's Board of Directors on January 9, 2000 of the AOL Merger Transaction, all of the Restricted Shares then owned by the directors, by their terms, vested and became free of restrictions and all of their then outstanding Options, by their terms, vested and became exercisable. Future awards of Restricted Shares and Options will be subject to the regular vesting schedules pursuant to the Plans.

     As discussed in the Company's proxy statements in prior years, the Directors' Option Plan replaced the Company's retirement plan (the "Directors' Retirement Plan") for its Unaffiliated Directors and no additional benefits have accrued under the Directors' Retirement Plan since May 1996. Under the Directors' Retirement Plan, each Unaffiliated Director will receive an annual payment of $30,000 for the number of years of service as an Unaffiliated Director through May 16, 1996. The annual payments commence after the later of stepping down from the Board of Directors or attaining age 60 (or earlier in the event such Unaffiliated Director becomes disabled). Service as an outside director of Warner Communications Inc. prior to July 24, 1989 is considered credited service under the Directors' Retirement Plan. The Chief Executive Officer of the Company may accelerate payment of the annual retirement benefit accrued to an Unaffiliated Director under the Plan.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth as of February 1, 2000 for each current director, each nominee for election as a director, each of the executive officers named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of Common Stock.

     As of February 1, 2000, the approximate aggregate market value of the Common Stock held by certain persons as set forth in the table below (exclusive of stock options) was as follows: ten current Unaffiliated Directors -- $124 million; and all current directors -- $8.8 billion. In addition, as of December 31, 1999, the trusts maintained pursuant to the Company's qualified employee benefit plans, other than pension plans, held Common Stock valued at approximately $2.5 billion in accounts for the benefit of employees of the Company and its subsidiaries.

                                                          COMMON STOCK BENEFICIALLY OWNED(1)
                                                         -------------------------------------
                                                          NUMBER OF      OPTION     PERCENT OF
                         NAME                              SHARES      SHARES(2)      CLASS
                         ----                             ---------    ---------    ----------
Merv Adelson...........................................    1,402,921       12,000         *
J. Carter Bacot........................................        9,635        9,000         *
Stephen F. Bollenbach..................................        2,635        9,000         *
Richard J. Bressler (9)................................       11,298      892,216         *
John C. Danforth (3)...................................        7,555        6,000         *
Beverly Sills Greenough (4)............................       46,809       12,000         *
Gerald Greenwald (5)...................................       19,435        9,000         *
Peter R. Haje (9)......................................       20,021    1,530,000         *
Carla A. Hills.........................................       10,209       12,000         *
Gerald M. Levin (6)(9).................................      886,962    7,877,500         *
Reuben Mark............................................       25,009       12,000         *
Michael A. Miles.......................................       22,703       12,000         *
Richard D. Parsons (9).................................       22,650    2,050,000         *
R.E. Turner (7)(9).....................................  110,823,084    4,175,000      9.6%
Francis T. Vincent, Jr. (8)............................       40,109       12,000         *
All current directors and executive officers (21
  persons) as a group (3)-(9)..........................  113,383,922   16,266,068     10.8%

---------------
 * Represents beneficial ownership of less than one percent of issued and outstanding stock on February 1, 2000.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC"). Unless otherwise indicated, beneficial ownership includes both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company which may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of February 1, 2000, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock.

(2) Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on February 1, 2000, were unexercised but were exercisable within 60 days from that date. These shares are excluded from the column headed "Number of Shares." 196,000 of the stock options shown for Mr. Bressler and 60,000 of the stock options shown for Mr. Haje have each been transferred to a limited partnership owned by their respective families. As a result of the Board of Directors' approval of the AOL Merger Transaction on January 9, 2000, all then outstanding options, by their terms, vested and became exercisable.

(3) Includes 500 shares of Common Stock held by a trust of which Mr. Danforth's wife is the trustee and sole beneficiary, as to which Mr. Danforth disclaims any beneficial ownership, and 5,750 shares of Common Stock held by two trusts of which Mr. Danforth is a beneficiary and as to which he shares voting and investment control.

(4) Includes 20,480 shares of Common Stock held by a trust of which Mrs. Greenough is the beneficiary but as to which she has no voting or investment control.

(5) Includes 4,000 shares of Common Stock held by Mr. Greenwald's wife, as to which Mr. Greenwald disclaims any beneficial ownership.

(6) Includes 30,000 shares of Common Stock held by Mr. Levin's wife, as to which Mr. Levin disclaims any beneficial ownership.

(7) Includes (a) 579,884 shares of Common Stock owned by a corporation wholly owned by Mr. Turner, (b) 2,600,998 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (c) 6,028,896 shares of Common Stock held by a limited partnership of which Mr. Turner is the sole general partner, (d) 4,000,000 shares of Common Stock that, on May 12, 2000, Mr. Turner has the right to put to a broker at $19.815 per share and the broker has a right to call from Mr. Turner at $30.05 per share (which call Mr. Turner may settle in cash), (e) 770,000 shares of Common Stock owned by Mr. Turner's wife and (f) 5,000,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of six trustees. Mr. Turner disclaims beneficial ownership of shares held by his wife and the Turner Foundation, Inc.

(8) Includes 1,100 shares of Common Stock held by Mr. Vincent's wife, as to which Mr. Vincent disclaims any beneficial ownership.

(9) Includes (a) an aggregate of approximately 76,180 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 9,028 shares for Mr. Bressler, 22,066 shares for Mr. Levin, 324 shares for Mr. Parsons and 230 shares for Mr. Turner) and (b) an aggregate of 806,000 shares of Common Stock beneficially owned by certain relatives of such persons. Approximately 7,045 shares of Common Stock were held by the trust under the Time Warner Savings Plan for the benefit of Mr. Haje.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, Series LMCN-V Stock or any series of Voting Preferred Stock, and, unless otherwise indicated, is based on information provided to the Company as of February 1, 2000 by the beneficial owner.

                                                            SHARES OF
                                                              STOCK                    PERCENT OF
                    NAME AND ADDRESS                       BENEFICIALLY   PERCENT OF     VOTING
                   OF BENEFICIAL OWNER                        OWNED        CLASS(1)     POWER(2)
                   -------------------                     ------------   ----------   ----------
COMMON STOCK
Capital Research and Management Company (3)..............   59,438,350        5.0%        4.5%
  333 South Hope Street
  Los Angeles, CA 90071
FMR Corp. (4)............................................   91,409,736        7.7         7.3
  82 Devonshire Street
  Boston, MA 02109
Janus Capital Corporation (5)............................   92,187,046        7.7         7.3
  100 Fillmore Street
  Denver, CO 80206
R.E. Turner (6)..........................................  110,823,084        9.6         9.1
  c/o Turner Broadcasting System, Inc.
  One CNN Center
  Atlanta, GA 30303
SERIES LMCN-V STOCK
Liberty Media Corporation (7)............................  114,123,884      100.0           *
  9197 South Peoria Street
  Englewood, CO 80112
SERIES E PREFERRED STOCK
Alan Gerry (8)...........................................    3,025,331       96.7         2.2
  Loomis Road
  Liberty, NY 12754
SERIES I PREFERRED STOCK
Toshiba Corporation (9)..................................      700,000      100.0           *
  1-1, Shibaura 1-chome
  Minato-Ku, Tokyo 105
  Japan
SERIES J PREFERRED STOCK (10)
Trust for the benefit of Gordon Gray, Jr.................      461,426       28.7           *
Trust for the benefit of C. Boyden Gray..................      284,381       17.7           *
Trust for the benefit of Burton C. Gray..................      220,019       13.7           *
Trust for the benefit of Bernard Gray....................      205,221       12.8           *
  c/o Wachovia Bank, N.A
  P.O. Box 3099
  Winston-Salem, NC 27150
Nancy Maguire Gray, Trustee of the Nancy Maguire Gray
Trust u/a dated 12/16/94.................................      113,002        7.0           *
  P.O. Box 3199
  Church Street Station
  New York, NY 10008
                                                                   (table continued on next page)

                                                            SHARES OF
                                                              STOCK                    PERCENT OF
                    NAME AND ADDRESS                       BENEFICIALLY   PERCENT OF     VOTING
                   OF BENEFICIAL OWNER                        OWNED        CLASS(1)     POWER(2)
                   -------------------                     ------------   ----------   ----------
Eaton Vance Management (11)..............................      136,002        8.5           *
  24 Federal Street
  Boston, MA 02110
Goldman, Sachs & Co. (12)................................      125,981        7.8           *
  One New York Plaza
  New York, NY 10004

---------------
  *  Less than 1%.

 (1) Each share of Voting Preferred Stock is currently convertible into 4.16528 shares of Common Stock. Of the holders of Voting Preferred Stock identified in this table, none could be deemed beneficially to own more than 5% of the Common Stock pursuant to Rule 13d-3. Under certain circumstances, each share of Series LMCN-V Stock is convertible into one share of Common Stock; such circumstances are not currently present. Because an insignificant number of shares of Series F Preferred Stock is outstanding, holders of 5% or more of the Series F Preferred Stock have not been identified.

 (2) Each share of Voting Preferred Stock has four votes. Each share of Series LMCN-V Stock currently has 1/100 of a vote on certain limited matters.

 (3) Beneficial ownership is as of December 31, 1999. Capital Research and Management Company, an investment adviser, has filed with the SEC Amendment No. 3, dated February 10, 2000, to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has voting power over none of these shares, (c) the shares of Common Stock reported as beneficially owned include 4,760,064 shares of Common Stock reported as issuable upon the conversion of 2,380,000 shares of 7.00% automatic common exchange securities due 2000 of Houston Industries Incorporated (the "Houston ACEs") (these shares have been excluded from the calculation of voting power), (d) all of the reported shares are held for the benefit of its clients and (e) it and each of its subsidiary investment management companies acts separately in exercising investment discretion over its managed accounts.

 (4) Beneficial ownership is as of December 31, 1999. FMR Corp., a holding company, has filed with the SEC Amendment No. 3, dated February 14, 2000, to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 4,857,887 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, (d) the shares of Common Stock reported as beneficially owned include 2,365,400 shares of Common Stock reported as issuable upon the conversion of 1,182,700 shares of Houston ACEs (these shares have been excluded from the calculation of voting power), (e) these shares are, for the most part, held by investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (f) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.

 (5) Beneficial ownership is as of December 31, 1999. Janus Capital Corporation, an investment adviser, has filed with the SEC Amendment No. 1, dated February 14, 2000, to its statement on Schedule 13G to the effect that (a) because it acts as an investment adviser to several investment companies and individual and institutional clients, it may be deemed the beneficial owner of these shares, which are held by its clients, (b) it may be deemed to share dispositive and voting power over all these shares with Thomas H. Bailey, Chairman of the Board, President and owner of approximately 12.2% of Janus Capital Corporation, and (c) the shares of Common Stock reported as beneficially owned include 4,057,718 shares of Common Stock reported as issuable upon conversion of convertible securities (these shares have been excluded from the calculation of voting power).

 (6) Includes (a) 579,884 shares of Common Stock owned by a corporation wholly owned by Mr. Turner, (b) 2,600,998 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (c) 6,028,896 shares of Common Stock held by a limited partnership of which Mr. Turner is the sole general partner, (d) 4,000,000 shares of Common Stock that, on May 12, 2000, Mr. Turner has the right to put to a broker at $19.815 per share and the broker has a right to call from Mr. Turner at $30.05 per share (which call Mr. Turner may settle in cash), (e) 770,000 shares of Common Stock owned by Mr. Turner's wife and (f) 5,000,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of six trustees; and excludes 4,175,000 shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on February 1, 2000, were unexercised but were exercisable within 60 days from that date (but such shares are included in the percent-of-class calculation but not voting power). Mr. Turner disclaims beneficial ownership of shares held by his wife and the Turner Foundation, Inc.

 (7) Consists of shares beneficially owned by Liberty Media Corporation, through its direct and indirect subsidiaries; excludes 559,066 shares of Common Stock held by an indirect wholly owned subsidiary of AT&T Corp. In March 1999, AT&T Corp. acquired Tele-Communications, Inc., and Liberty Media Corporation (its subsidiary), but incumbent management of Liberty Media Corporation has voting and investment control over the Series LMCN-V Stock.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (8) Includes 491,000 shares of Series E Preferred Stock held by a limited partnership of which Mr. Gerry is the general partner. Voting power includes 14,812,892 shares of Common Stock beneficially owned by Mr. Gerry (of which (a) 4,891,952 shares are held by four limited partnerships of which Mr. Gerry is the general partner and (b) 2,205,723 shares are held by the Gerry Foundation Inc., of which Mr. Gerry is the President and one of five family members on the Board of Directors and (c) 50,000 shares are held by the Beaverkill Foundation, of which Mr. Gerry's wife is the President and one of four family members on the Board of Directors). Mr. Gerry disclaims beneficial ownership of shares held by the Gerry Foundation Inc. and the Beaverkill Foundation.

 (9) Includes 17,000 shares of Series I Preferred Stock held by a wholly owned subsidiary of Toshiba Corporation.

(10) The trusts for the benefit of each of Gordon Gray, Jr. and C. Boyden Gray also hold 1,713,092 and 250,942 shares of Common Stock, respectively, and those trusts and the trusts for the benefit of each of Burton C. Gray and Bernard Gray each also holds 293,740 shares of Common Stock in an escrow account subject to restrictions on disposition. Gordon Gray, Jr. also owns 57,864 shares of Common Stock directly. The Nancy Maguire Gray Trust also holds 44,552 shares of Common Stock. These shares of Common Stock are included in the calculation of voting power of the beneficial owners.

(11) Beneficial ownership is as of March 8, 2000. Eaton Vance Management manages, directly and indirectly, investment companies, individual accounts and trusts that also hold 929,344 shares of Common Stock, which are included in the calculation of voting power.

(12) These shares are held by various exchange funds, and voting and dispositive control is shared with Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co. Voting power includes 82,625 shares of Series E Preferred Stock and 1,027,514 shares of Common Stock held by such funds.

     In connection with the AOL Merger Transaction, the Company granted to America Online an irrevocable option to purchase up to 233,263,204 shares of Common Stock (representing 19.9% of the then outstanding Common Stock) at a price of $110.63 per share. This option will only become exercisable in the event the merger agreement for the AOL Merger Transaction is terminated and America Online is entitled to receive certain termination fees. America Online granted the Company a similar option. Neither of these options is currently exercisable.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE
COMPANY

     The Compensation Committee of the Board of Directors furnished the following report on executive compensation.

     In 1999, the Company once again achieved its main financial and strategic goals and the Company's stockholders benefited from appreciation in the Company's stock price. In the Committee's view, the Company's continuing emphasis on financial discipline and cash flow generation and continuing implementation of initiatives begun in prior years as well as new ones contributed significantly to the Company's 1999 results. By the end of 1999, the Company was well positioned to negotiate successfully the Company-transforming merger with America Online, Inc. that was announced in January 2000. The 1999 compensation for the Company's senior management is primarily attributable to these accomplishments, as discussed in greater detail below, and is consistent with the Company's established executive compensation philosophy.

Compensation Philosophy

     The Company's executive compensation programs are principally designed to give executives strong incentives to focus on and achieve the Company's business objectives, the principal ones being to increase free cash flow and long-term stockholder value. Key elements of the incentive compensation programs are an annual performance-based incentive bonus, which seeks to recognize individual performance each year, and stock options, which provide substantial long-term financial reward to an executive only if the stockholders also gain long-term stock price appreciation over the option period.

     The Company's executive officers are employed under employment agreements providing for their services for an extended period. The terms of the employment agreements of the principal executive officers are outlined under "Employment Arrangements." While a minimum salary is contractually specified, the largest elements of executive compensation, the annual bonus and stock option awards, are generally subject to the discretion of the Compensation Committee, which is comprised entirely of Unaffiliated Directors.

     The Compensation Committee, with the assistance of a leading outside compensation consultant, reviewed total compensation for the Company's executive officers in the context of total compensation packages awarded to executives with similar responsibilities at selected public companies in consumer product, technology-based, entertainment and media businesses. The Compensation Committee believes that the Company's most direct competitors for executive talent are composed of a broader range of companies than those with which the Company would ordinarily be compared for stock performance purposes. Thus, the compensation comparison group included companies that are not included in the peer group index in the graph that appears below.

1999 Annual Bonus Determinations

     Annual Bonus Plan. The Compensation Committee's determination of the annual incentive bonus for Mr. Levin and each other executive officer of the Company named in the Summary Compensation Table appearing below starts with the calculation of his 1999 maximum bonus under the stockholder-approved Annual Bonus Plan. This calculation is based on a percentage of the amount by which the Company's 1999 earnings before interest, taxes, depreciation and amortization ("EBITDA"), as adjusted pursuant to the Annual Bonus Plan, exceeded the Company's average EBITDA for the preceding three years. This calculation resulted in maximum individual annual bonuses substantially in excess of the actual bonuses paid as shown in the Summary Compensation Table below.

     1999 Accomplishments. The Compensation Committee considered a variety of factors in making its compensation decisions and no specific weighting was assigned to any one of those factors. The accomplishments that the Committee thinks contributed to a successful 1999 included:

     - The Company achieved its aggressive 1999 cash-flow and EBITA (operating income before non-cash amortization of intangible assets) targets on a Company-wide basis and set record aggregate divisional EBITA levels, achieved through record levels at most divisions.

     - The Company achieved those results while growing its operating businesses and using free cash flow to repurchase Common Stock.

     - The Company continued to implement, refine and expand the scope of its cross-divisional, collaborative, long-term business plan that focuses on
       (i) financial returns, cost controls, capital allocation and generation of free cash flow for common stock repurchase and (ii) growing all of the operating businesses at sustainable rates by, among other things, identifying potential areas of long-term growth, including new media and electronic commerce, and identifying and initiating other cross-divisional, coordinated strategies in such areas as consumer research, marketing, international business development and new technologies.

     - The Company created Time Warner Digital Media as the digital override to the Company's cross-divisional strategy and began to create and staff digital hubs, such as Entertaindom.

     - The Company repurchased approximately 28 million shares of Common Stock during 1999, at an average price of approximately $67 per share.

     - The Company continued to run its cost management program, started in 1997, ahead of schedule and realized in 1999 approximately $300 million of incremental cost savings, thereby increasing the aggregate cost reductions under this program to approximately $900 million in savings annually.

     - The Company continued to develop and communicate a Company statement of core values, commitments and social responsibilities, which includes making the Company a workplace of choice for a diverse population. This initiative, under the watch of the Company's Values and Human Development Committee of the Board of Directors, is carried forward by a 14-member working group, including two senior executives from each division, as well as divisional working groups. Over 400 of a planned 1,000 executives have attended leadership forums designed to develop a deeper understanding of the Company's values and a broader view of the Company's strategy.

     Mr. Levin's Annual Bonus. Mr. Levin's 1999 annual incentive bonus as Chairman of the Board and Chief Executive Officer was determined by the Compensation Committee and ratified by all of the Unaffiliated Directors. In determining his bonus, the Committee reviewed the calculation of his maximum bonus payable under the Annual Bonus Plan, the level of achievement of his 1999 financial performance goals (based on operational targets for divisional and aggregate EBITA and cash flow) and the Company's other accomplishments during 1999, as described above. Mr. Levin's 1999 bonus reflects the Compensation Committee's belief that Mr. Levin's performance warranted placing his total cash compensation for 1999 in the upper quartile of compensation paid to the chief executives in the comparison group discussed above. This determination was based on the Committee's overall evaluation of Mr. Levin's stewardship of the Company during 1999, the leadership he was providing and his positioning of the Company, its management, product lines and services for the future.

     Annual Bonuses for Executive Officers Other than the Chief Executive Officer. The Chief Executive Officer reviewed with the Compensation Committee the 1999 performance of each other executive officer, and recommended an annual bonus for each such executive. These recommendations primarily reflected individual qualitative executive contributions based upon the level of the executive's responsibilities, the efficiency and effectiveness with which he or she oversaw the matters under his or her supervision, and the degree to which he or she contributed to the accomplishment of the

Company's goals. As these officers have overall corporate policy-making and administrative responsibilities, and, except for Mr. Turner and Mr. Bressler (for the latter part of the year), do not directly oversee principal operating units of the Company, the Compensation Committee's assessment of these executives relates generally to the accomplishment of their personal goals and the Company's achievements as a whole. However, the Company's financial performance was a key factor that affected the overall bonus level for all executive officers.

Stock Option Awards

     During 1999, each of the Company's executive officers was awarded stock options. These awards were made after a review of the exercise prices, numbers and dates of their previous option awards and the option awards made to other executives at the Company and in the comparison group. Although there are no precise targets with respect to the number of stock options for the executive officers, the Compensation Committee believes that the higher the level of an executive's responsibilities, the larger the stock-based component of his or her compensation should be, and that compensation based on stock price performance should be paid via stock-based compensation. In addition, the Compensation Committee believes that a highly effective way of furthering the interests of the Company's stockholders is by awarding the Company's most senior executive officers stock options with stock-performance thresholds. Experience bears this out. The vesting of Mr. Levin's 1998 special stock option award, for example, was conditional on the Common Stock price doubling within five years. The goal was met in just one year, and the 100% appreciation in the Company's Common Stock price was shared by all stockholders. In 1999, each of Messrs. Levin, Turner and Parsons was awarded a regular annual grant of stock options, one quarter of which have exercise prices 25% above the fair market value of the Common Stock on the date of grant and one quarter of which have exercise prices 50% above such fair market value. Mr. Turner's award of stock options in 1999 was made pursuant to the terms of his employment agreement with the Company and approved by the Compensation Committee.

Section 162(m) Considerations

     The Company expects that the compensation paid to executive officers under the Annual Bonus Plan will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes will satisfy the requirements of Section 162(m). In 1999, the Company did not pay its executive officers compensation that would not be deductible as a result of the Section 162(m) deductibility limit.

  Members of the Compensation Committee
     Stephen F. Bollenbach
     Carla A. Hills
     Reuben Mark (Chair)
     Francis T. Vincent, Jr.

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table sets forth information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1999 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years in their capacities as executive officers. All share numbers reflect the two-for-one stock split in December 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                           ANNUAL COMPENSATION              COMPENSATION(4)
                                -----------------------------------------   ---------------
                                                               OTHER          SECURITIES
  NAME AND PRINCIPAL                                          ANNUAL          UNDERLYING         ALL OTHER
       POSITION          YEAR     SALARY       BONUS      COMPENSATION(3)   OPTIONS AWARDED   COMPENSATION(5)
  ------------------     ----     ------       -----      ---------------   ---------------   ---------------
Gerald M. Levin........  1999   $1,000,000   $9,000,000      $218,477            437,500         $590,167
  Chairman of the        1998    1,000,000    7,800,000       186,861          1,400,000          597,885
  Board and Chief        1997      700,000    6,500,000       198,554            700,000          458,701
  Executive Officer
R.E. Turner............  1999   $  700,000   $6,900,000      $     --            375,000         $619,657
  Vice Chairman          1998      700,000    6,000,000            --            600,000          637,339
                         1997      700,000    5,000,000            --            600,000          438,085
Richard D. Parsons.....  1999   $  750,000   $4,750,000      $170,695            250,000         $498,245
  President              1998      600,000    3,300,000       122,907            300,000          398,650
                         1997      600,000    2,750,000       117,593            300,000          406,299
Richard J. Bressler....  1999   $  600,000   $2,000,000      $ 78,573            100,000         $371,532
  Executive Vice         1998      450,000    1,500,000        60,141            100,000          310,428
  President(1)           1997      350,000    1,200,000        53,338            100,000          228,175
Peter R. Haje..........  1999   $  550,000   $1,250,000      $ 72,866             60,000         $383,418
  Executive Vice         1998      550,000    1,250,000        69,294             90,000          387,321
  President and          1997      550,000    1,200,000        64,939             90,000          395,816
  General Counsel(2)

---------------
(1) Mr. Bressler became Executive Vice President of the Company and Chairman and Chief Executive Officer of its Time Warner Digital Media division on July 15, 1999 having served as Executive Vice President and Chief Financial Officer of the Company from January 15, 1998 and as Senior Vice President and Chief Financial Officer prior to that.

(2) Mr. Haje retired from service as an executive officer of the Company on January 1, 2000.

(3) In accordance with SEC rules, amounts totalling less than $50,000 have been omitted. The amounts of personal benefits shown in this column for 1999 that represent more than 25% of the applicable executive's total Other Annual Compensation include financial services of $90,000 to each of Messrs. Levin and Parsons, $53,333 to Mr. Bressler and $35,000 to Mr. Haje, transportation-related benefits (including an automobile allowance) of $114,662 to Mr. Levin and $76,465 to Mr. Parsons and automobile allowances of $24,000 to each of Messrs. Bressler and Haje.

(4) None of the options indicated was awarded with tandem stock appreciation rights. None of such executive officers was awarded restricted stock during the relevant period and, as of December 31, 1999, only Mr. Parsons held any such shares. Those shares were awarded in or prior to 1994 under the Directors' Restricted Stock Plan in his capacity then as an Unaffiliated Director. The value of Mr. Parsons' 8,426 restricted shares based on the closing price of the Common Stock on the New York Stock Exchange Composite Listing on December 31, 1999 was $609,305. Mr. Parsons receives the dividends paid in cash on such shares. The restrictions on these shares were removed effective January 9, 2000 as a result of the approval of the AOL Merger Transaction by the Company's Board of Directors. See "Corporate Governance -- Director Compensation."

(5) The amounts shown in this column for 1999 include the following:

        (a) In lieu of supplemental retirement plan benefits, the Company, as required by individual employment agreements, credited to an account for each named executive officer an amount equal to one-half of the total shown under the "salary" column for each of 1999, 1998 and 1997. See "Non-Current Compensation Accounts."

        (b) Pursuant to the Time Warner Savings Plan (the "Savings Plan"), a defined contribution plan available generally to employees of the Company, for the 1999 plan year, each executive named above deferred a portion of his annual compensation and the Company contributed $2,000 for the first $3,000 so deferred by the executive ("Matching Contribution"). These Matching Contributions were invested under the Savings Plan in a Common Stock fund. In addition, pursuant to a profit-sharing component of the Savings Plan, the Company may make annual contributions for the benefit of eligible employees of up to 12% of total eligible compensation; for 1999, the Company contributed 10%, including $16,000 for the account of each executive named above.

        (c) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage is reduced to $50,000 for each of the named executive officers, who are given an annual cash payment equal to the cost of replacing such reduced coverage under a voluntary group program available to employees generally. Such payments are included in the "Other Annual Compensation" column. In addition, during 1999, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. The Company also maintained split-dollar life insurance policies on the lives of the named executive officers and paid the following amounts allocated to the term portion of the split-dollar coverage for 1999: Mr. Levin, $17,687; Mr. Turner, $16,740; Mr. Parsons, $5,631; Mr. Bressler, $2,225; and Mr. Haje, $9,840. The actuarial equivalent of the value of the premiums paid by the Company for 1999 based on certain assumptions regarding interest rates and periods of coverage are: Mr. Levin, $71,917; Mr. Turner, $251,407; Mr. Parsons, $104,995; Mr. Bressler, $53,282; and Mr. Haje, $90,168. It is

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    anticipated that the Company will recover the net after-tax cost of the premiums on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see "Employment Arrangements."

STOCK OPTION GRANTS DURING 1999

     The following table sets forth certain information with respect to employee options to purchase shares of Common Stock ("options") awarded during 1999 to the named executive officers. All such options were nonqualified options. No stock appreciation rights ("SARs"), alone or in tandem with such stock options, were awarded in 1999.

                          STOCK OPTION GRANTS IN 1999

                                                         INDIVIDUAL GRANTS(1)
                                          --------------------------------------------------
                                                         PERCENT
                                          NUMBER OF      OF TOTAL
                                          SECURITIES     OPTIONS      EXERCISE
                                          UNDERLYING    GRANTED TO    OR BASE                   GRANT DATE
                                           OPTIONS      EMPLOYEES      PRICE      EXPIRATION     PRESENT
                  NAME                     GRANTED       IN 1999       ($/SH)        DATE        VALUE(2)
                  ----                    ----------    ----------    --------    ----------    ----------
Gerald M. Levin.........................   218,750         1.7%       $ 69.16       3/16/09     $6,138,125
                                           109,375          .8          86.45       3/16/09      2,393,125
                                           109,375          .8         103.74       3/16/09      1,869,219
R.E. Turner.............................   187,500         1.4%       $ 69.16       3/16/09     $5,261,250
                                            93,750          .7          86.45       3/16/09      2,051,250
                                            93,750          .7         103.74       3/16/09      1,602,188
Richard D. Parsons......................   125,000         1.0%       $ 69.16       3/16/09     $3,507,500
                                            62,500          .5          86.45       3/16/09      1,367,500
                                            62,500          .5         103.74       3/16/09      1,068,125
Richard J. Bressler.....................   100,000          .8%       $ 69.16       3/16/09     $2,806,000
Peter R. Haje...........................    60,000          .5%       $ 69.16       3/16/09     $1,683,600

---------------
(1) Options for executive officers are generally awarded pursuant to plans approved by the Company's stockholders and the terms are governed by the plans and the recipient's option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant except for the awards to Messrs. Levin, Turner and Parsons of which one quarter of the total award has an exercise price 25% above the fair market value of the Common Stock on the date of grant and one quarter of which has an exercise price 50% above such fair market value. As of December 31, 1999, the options shown in the table become exercisable in installments of one-third on the first three anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. As a result of the approval of the AOL Merger Transaction by the Company's Board of Directors on January 9, 2000, these options vested and are currently exercisable. Payment of the exercise price of an option may be made in cash or, in whole or in part, in full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made with shares of Common Stock.

(2) These amounts represent the estimated present value of stock options at the date of grant calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 23.0% based on a three-year period ending March 31, 1999; an expected term to exercise of eight years; a risk-free rate of return based on the interest rate of a U.S. Treasury Strip in effect on the date of the award with an eight-year maturity (March 17, 1999 -- 5.38%); and a dividend yield of .26%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

OPTION EXERCISES AND VALUES IN 1999

     The following table sets forth as to each of the named executive officers information on option exercises during 1999 and the status of his options on December 31, 1999: (i) the number of shares of Common Stock underlying options exercised during 1999; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 1999; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 1999.

                     AGGREGATE OPTION EXERCISES DURING 1999
                                      AND
                       OPTION VALUES ON DECEMBER 31, 1999

                                                                                           DOLLAR VALUE OF
                          NUMBER OF                        NUMBER OF SHARES                  UNEXERCISED
                            SHARES       DOLLAR         UNDERLYING UNEXERCISED              IN-THE-MONEY
                          UNDERLYING      VALUE         OPTIONS ON 12/31/99(4)         OPTIONS ON 12/31/99*(4)
                           OPTIONS      REALIZED     ----------------------------   -----------------------------
          NAME            EXERCISED    ON EXERCISE   EXERCISABLE   NONEXERCISABLE   EXERCISABLE    NONEXERCISABLE
          ----            ----------   -----------   -----------   --------------   -----------    --------------
Gerald M. Levin(1)......    70,032     $3,091,212     6,740,006      1,137,494      $352,922,985    $24,804,976
R.E. Turner.............        --             --     3,200,000        975,000      $147,963,003    $21,261,594
Richard D. Parsons......        --             --     1,500,000        550,000      $ 72,716,748    $10,729,312
Richard J.
  Bressler(2)...........        --             --       692,218        199,998      $ 36,345,826    $ 4,358,077
Peter R. Haje(3)........    80,000     $4,747,807     1,380,000        150,000      $ 82,606,851    $ 3,827,775

---------------
 * Calculated using the closing price of $72.3125 per share on December 31, 1999 minus the option exercise price.

(1) The options exercised by Mr. Levin were awarded in 1989. Mr. Levin is the only executive officer listed above who holds SARs awarded in tandem with any of his stock options. 200,000 of Mr. Levin's options held on December 31, 1999 were awarded with tandem SARs; they all were awarded on or prior to September 22, 1989 and are currently exercisable; and at December 31, 1999, they had a value of $11,024,500, but no separate value has been attributed to these SARs. These SARs are exercisable for Common Stock or cash, subject to a $250,000 limit on the amount of cash that may be received upon their exercise.

(2) Includes 196,000 exercisable options that Mr. Bressler has transferred to a family-owned limited partnership. At December 31, 1999, these options had a value of $10,142,542.

(3) Includes 60,000 exercisable options that Mr. Haje has transferred to a family-owned limited partnership. At December 31, 1999, these options had a value of $2,550,150.

(4) All options held by the named executive officers became immediately exercisable in full upon the approval by the Company's Board of Directors of the AOL Merger Transaction on January 9, 2000.

     The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant except for half of the regular annual options awarded to Messrs. Levin, Turner and Parsons in 1996 through 1999 (see "Stock Option Grants in 1999") and 1,000,000 of Mr. Levin's options awarded in 1993, half of which have an exercise price 25% above the fair market value of the Common Stock on the date of grant and the other half of which have an exercise price 50% above such fair market value. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder's immediate family. In November 1999, the Company's Board of Directors approved amendments to the Company's stock option plans to permit optionees to defer receipt of the shares of Common Stock receivable upon exercise of options to a future date elected by the optionee, thereby deferring the recognition of income by the optionee (and the Company's tax deduction) until such future date. During the deferral period, the shares are not outstanding, do not vote and do not pay dividends, however, the Company has agreed to pay the optionee dividend equivalents during the deferral period.

     The options held by executive officers remain exercisable for the full term of their employment agreements in the event their employment terminates as a result of the Company's breach. For some executive officers, some of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one or three years after death or total disability (depending on their date of grant) and five years after retirement. All options terminate one month after the holder's employment is terminated for cause or immediately if such termination for cause is for fraud, misappropriation or embezzlement. The terms of the options shown in the chart are generally ten years, although 640,000 options held by Mr. Levin have a term of 15 years from the date of their award in 1989.

EMPLOYMENT ARRANGEMENTS

     The Company is, and during 1999 was, a party to employment agreements with the named executive officers of the Company. These agreements have been filed with the SEC as exhibits to the Company's periodic filings.

     Among other things, the agreements with the Company's named executive officers typically provide for: a fixed term of employment in a specified executive post; annual salary; contributions to a non-current compensation account, generally equal to 50% of annual salary, which is invested and paid out as described below under "Non-Current Compensation Accounts"; an annual bonus in the discretion of the Compensation Committee, all or a portion of which may be deferred at the election of the executive officer (Mr. Levin may also defer a portion of his salary); and life insurance benefits to be provided by split dollar policies, generally for the life of the executive and pursuant to which the Company recovers an amount equal to the net after-tax cost to the Company of the premiums on such policy or the cash surrender value thereof, as well as $50,000 of group term life insurance under an insurance program generally provided by the Company to its employees and a cash payment equal to the premium for the coverage that would have otherwise been provided under the general terms of such program. The agreements also typically include provisions for the executive's participation in Company stock option and other compensation and benefit plans.

     Generally, such agreements include a narrow definition of the "cause" for which an executive's employment may be terminated and in that event, the executive will only receive earned and unpaid base salary and contributions to the non-current compensation account accrued through such date of termination.

     These agreements typically provide that in the event of the Company's material breach or termination of the executive's employment during the term of employment without cause, the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the compensation otherwise payable during the remaining portion of the executive's term of employment (including any advisory period) or (b) to remain an employee of the Company through the end of such period and, without having to perform any services, receive such compensation as if there had been no breach or termination. Mr. Bressler is also entitled to a minimum of one year of severance and to receive from the Company either the stock options he would have received for the remainder of his term of employment or the value of such options in cash. Executives are not generally required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be "contingent on a change" under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, except for Mr. Turner's agreement, these agreements typically provide that if an executive thereafter obtains other employment, the total cash salary and bonus received therefrom for services prior to the expiration of the executive's employment term (up to the amount of compensation paid to the executive by the Company for such period) must be paid over to the Company as received except that the executive officer may retain and not pay over to the Company an amount equal to the severance he would have received in accordance with the Company's personnel policies if he had been job eliminated.

     If an executive becomes disabled during the term of his employment agreement, the executive typically will receive full salary, bonus and non-current compensation contribution for six months and 75% thereof through the end of the employment term or, in the case of Mr. Bressler, for one year, if longer. Non-current compensation contributions will be maintained and paid after giving effect to the executive's base salary after disability. Any such payments will be reduced by amounts received from Worker's Compensation, Social Security and disability insurance policies maintained by the Company.

     If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary and non-current compensation contribution to the last day of the month in which the death occurs and a pro rata portion of the executive's bonus for the year of his death.

     The minimum annual salaries and non-current compensation contributions under these agreements for the named executive officers are as shown for 1999 in the Summary Compensation Table, except for Mr. Bressler, whose current annual salary is $700,000 with a non-current compensation contribution equal to one-half of the annual salary, and for Mr. Haje, who has retired from service as an executive officer effective January 1, 2000. The expiration dates of these agreements and the amounts of the individual life insurance coverage for the lifetime of such persons are: Mr. Levin -- December 31, 2003 and $6 million; Mr. Turner -- December 31, 2001 and $6 million; Mr. Parsons -- December 31, 2004 and $5 million; Mr. Bressler -- December 31, 2004 and $4 million; and Mr.
Haje -- December 31, 1999 (not including a two-year advisory period) and $4 million. Mr. Levin's agreement allows him, effective no earlier than June 30, 2002 and with not less than six months' prior notice to the Company, to give up his executive positions and become an advisor to the Company for the remainder of the agreement term. In that case, his advisory compensation would be equal to his annual salary and non-current compensation contribution. Mr. Parsons' agreement will terminate on December 31, 2001 if Mr. Parsons has not been designated Chief Operating Officer by June 30, 2001 with an effective date no later than January 1, 2002. Pursuant to the terms of their employment agreements, so long as each of Messrs. Levin, Turner and Parsons, respectively, is employed by the Company, the Company has agreed to include him in management's slate for election as a director and to use its best efforts to cause his election.

     In addition, in 1999 Mr. Turner was awarded stock options to purchase 375,000 shares of Common Stock half of which have exercise prices above the fair market value on the date of grant. See "Stock Option Grants in 1999." Mr. Turner is also entitled to one further annual award of stock options under his employment agreement.

NON-CURRENT COMPENSATION ACCOUNTS

     The Company deposited non-current compensation contributions for each named executive officer in 1999 into separate accounts in a grantor trust established by the Company. An investment advisor is appointed for each such account subject to approval by the relevant executive. Funds are invested in securities as directed by the investment advisor, with the assumed after-tax effect upon the Company of gains, losses and income, and distributions thereof, and of interest expenses and brokerage commissions and other direct expenses attributed thereto, being credited or charged to the account. Payments are generally made to the officer from the account in installments to liquidate the account over a period of ten years, or such shorter period as the officer elects, commencing on the later of the end of the employment term or the date the executive ceases to be an employee. Such payments include an amount equal to the assumed tax benefit to the Company of the compensation deduction available for tax purposes for the portion of the account represented by the net appreciation in such account, even though the Company might not actually receive such tax benefit. Commencing in 1999, the Company's executive officers could elect to have half or all of these non-current compensation contributions credited to the Company's Deferred Compensation Plan instead of the grantor trust accounts. This Plan is an unfunded, nonqualified plan that permits higher-paid employees to make tax-deferred savings of certain compensation that exceeds the federal law limits for tax qualified benefit plans. Participants select crediting rates for their amounts credited to the Plan. These rates are based on the actual returns of mutual funds and other investments offered under the Savings Plan.

     Amounts paid by the Company to the non-current compensation accounts of the named executive officers for 1999 and the portion, if any, of the 1999 annual bonus elected to be deferred by any such officer are included in the amounts shown in the Summary Compensation Table above.

TIME WARNER EMPLOYEES' PENSION PLAN

     The Time Warner Employees' Pension Plan (the "Old Pension Plan"), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and renamed the Time Warner Pension Plan--TWI (the "Amended Pension Plan" and, together with the Old Pension Plan, the "Pension Plans"). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Levin, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

     Under the Old Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 1/2% for each year of service over 30. Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993 and $150,000 per year for 1994 and thereafter (each subject to adjustments provided in the Code). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

     Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant's average annual compensation not in excess of his covered compensation up to the average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30).

     Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension ("early retirement"). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person's accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person's average compensation determined under the Old Pension Plan or such person's accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60. Under the Amended Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full unreduced amount of their annual pension.

     Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account credited service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the "Social Security Offset"). Under both of the Pension Plans, the pension benefit of participants on December 31, 1977 in the former Time Employees' Profit-Sharing Savings Plan (the "Profit Sharing Plan") is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees' account balances in the Profit Sharing Plan as of such date (the "Profit Sharing Plan Offset").

     Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Company has adopted the Time Warner Excess Benefit Pension Plan (the "Excess Plan"), which provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. For purposes of the Excess Plan, the $200,000 limit (as indexed for years after 1989) on eligible compensation will only apply to compensation received in

1988 through 1993; the $250,000 limit (as adjusted) will apply to compensation received in 1994 and thereafter.

     The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended Pension Plan. The amounts shown in the table do not reflect the effect of the previously-described (1) Profit Sharing Plan Offset or (2) early retirement supplements. The amount of the estimated annual pension is based upon a pension formula which applies to all participants in both the Amended Pension Plan and the Excess Plan. The estimated amounts are based on the assumption that payments under the Amended Pension Plan will commence upon normal retirement (generally age 65) or early retirement, that the Amended Pension Plan will continue in force in its present form and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company's assets and are included in the amounts shown in the following table.

                                                     ESTIMATED ANNUAL PENSION FOR
          HIGHEST CONSECUTIVE                         YEARS OF CREDITED SERVICE
           FIVE YEAR AVERAGE             ----------------------------------------------------
             COMPENSATION                   10         15         20         25         30
          -------------------               --         --         --         --         --
$200,000...............................  $ 31,870   $ 47,800   $ 63,740   $ 79,670   $ 95,610
 400,000...............................    65,200     97,800    130,410    163,010    195,610
 600,000...............................    98,530    147,800    197,070    246,340    295,610
 800,000...............................   131,870    197,810    263,740    329,680    395,620

     The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plans and the Excess Plan for each of Messrs. Levin, Turner, Parsons, Bressler and Haje is limited as a result of the imposition of the limitations on eligible compensation. However, because combined payments under the Pension Plans and the Excess Plan are based on the highest average annual compensation for any five consecutive full or partial calendar years of employment (taking into account the compensation limits only for 1988 and thereafter), the compensation used for determining benefits under such Plans for Mr. Levin (and employees who participated in the Old Pension Plan prior to 1988) will include eligible compensation in years prior to 1988 which exceeded these limits. The estimated annual benefits payable under the Amended Pension Plan and the Excess Plan, as of February 1, 2000, would be based on average compensation of $729,248 for Mr. Levin; $304,117 for Mr. Turner; $290,095 for Mr. Parsons; $290,095 for Mr. Bressler; and $290,095 for Mr. Haje, with 27.8, 3.4, 5.0, 11.2 and 9.4 years of credited service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of credited service under the Amended Pension Plan. The estimated annual pension payable to Mr. Levin under the Old Pension Plan and the Excess Plan upon his retirement based on the indicated remuneration and years of service would be $337,889, without reflecting the effect of the previously-described Social Security or Profit Sharing Plan Offsets.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The chart below compares the Company's Common Stock performance with the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and a Peer Group Index by measuring the changes in common stock prices from December 31, 1994 plus reinvested dividends and distributions. Pursuant to the SEC's rules, the Company has created a peer group index with which to compare its own stock performance since a published industry or line-of-business index does not exist. The Company has attempted to select a grouping of companies that includes companies in lines of business similar to its own. Because of the Company's involvement in a broad mix of several major media and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company's businesses or weight those businesses to match the relative contributions of each of the Company's business units to the Company's performance. All of the companies included in the Company's Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Cablevision Systems Corporation, Comcast Corporation, McGraw-Hill Inc., Meredith Corporation, The News Corporation Limited, Viacom Inc. and The Walt Disney Company. Tele-Communications, Inc., which was previously included in the Peer Group, has been removed from the Peer Group Index because of its acquisition in 1999 by AT&T Corp. The chart assumes $100 was invested on December 31, 1994 in each of the Company's Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and annual market capitalization weighting.

                                   [GRAPH]

Value at                  Time Warner            Peer Group            S&P 500
December 31,              Common Stock             Index                Index
------------              ------------           ----------            -------
1994                      $ 100.00                $ 100.00             $ 100.00
1995                        109.00                  126.00               138.00
1996                        109.00                  128.00               169.00
1997                        181.00                  180.00               226.00
1998                        364.00                  216.00               290.00
1999                        426.00                  281.00               351.00


ADDITIONAL INFORMATION

     During 1999, the Company and its subsidiaries engaged in transactions in the ordinary course of business, on normal commercial terms, with ITOCHU Corporation and Toshiba Corporation and leased office space in Liberty, NY from an entity affiliated with Mr. Alan Gerry, each the beneficial owner during 1999 of more than five percent of the voting power of separate series of the Voting Preferred Stock. In addition, the Company maintains arrangements with subsidiaries of FMR Corp., a beneficial owner of more than five percent of the voting power of the Company's outstanding Common

Stock, in connection with certain of the Company's employee benefit plans. The amounts involved in such transactions were not material to the Company or any of such companies.

     A company wholly owned by Mr. Turner is reimbursed by TBS for Mr. Turner's business use of a plane owned and operated by such company. During 1999, TBS reimbursed such company for an aggregate of $627,198 relating to Mr. Turner's business use of such plane during 1998 and 1999. Mr. Danforth, a director, is a partner at Bryan Cave LLP, a law firm that historically provided legal services to the Company and its subsidiaries prior to Mr. Danforth's service as a director. In 1999, the firm continued to render legal services to the Company and is expected to do so in the future. As previously disclosed, Gerald Greenwald, a director, has a contract with Warner Books, Inc., one of the Company's subsidiaries, for the publication of a book to be written by Mr. Greenwald. Consistent with Warner Books' customary practices, Mr. Greenwald was paid an advance in 1998 upon signing, and will be paid additional advances upon acceptance of the manuscript and upon publication, with royalty payments dependent on book sales, all of which Mr. Greenwald has committed to donate to charity. As part of Mr. Greenwald's advance, Warner Books has paid $60,000 to Mr. Greenwald's collaborator.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2000 and has determined that it would be desirable to request that the stockholders approve such appointment.

     Ernst & Young LLP has served the Company and its subsidiaries as independent auditors for many years. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

VOTE REQUIRED FOR APPROVAL

     Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and certain officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 1999, these officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                            EXPENSES OF SOLICITATION

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $12,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2001 Annual Meeting, stockholder proposals must be received by the Company no later than December 1, 2000, and must otherwise comply with the requirements of Rule 14a-8. In addition, the Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company's 2001 Annual Meeting, such a proposal must be received by the Company after January 18, 2001 but no later than March 9, 2001. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting. If the AOL Merger Transaction is completed before the Company's 2001 annual meeting of stockholders, the Company would not convene such a meeting at which such a proposal could be presented.

     All notices of proposals by stockholders, whether or not to be included in the Company's proxy materials, should be sent to the attention of the Secretary of the Company at 75 Rockefeller Plaza, New York, New York 10019.

GENERAL

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          GERALD M. LEVIN
                                          Chairman of the Board and
                                          Chief Executive Officer

March 30, 2000

                                TIME WARNER INC.
P            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
R           TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 18, 2000
O
X      The undersigned hereby constitutes and appoints Christopher P. Bogart,
Y Joseph A. Ripp and John A. LaBarca, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 18, 2000, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock which the undersigned would be entitled to vote if personally present.

       Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.


                (Continued, and to be completed, on reverse side)

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                                  -----------
                                  TIME WARNER
                                  -----------

                                ADMISSION TICKET

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, MAY 18, 2000
                                    10:00 AM

                                 APOLLO THEATRE
                             253 WEST 125TH STREET
                                  NEW YORK, NY

               THIS TICKET MUST BE PRESENTED TO ENTER THE THEATRE

                               ADMITS TWO PERSONS

------------------------------------------------------------------------------------------------------------------------------------
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.        Please mark your votes as
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND          indicated in this example     [ X ]
FOR PROPOSAL 2.

                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSAL 2.

1. Election of Directors                               Nominees: 01 J. Carter Bacot, 02 Stephen F. Bollenbach, 03 John C. Danforth,
                                                       04 Gerald Greenwald, 05 Carla A. Hills, 06 Gerald M. Levin, 07 Reuben Mark,
      FOR all nominees           WITHHOLD              08 Michael A. Miles, 09 Richard D. Parsons, 10 R. E. Turner and
     listed to the right         AUTHORITY             11 Francis T. Vincent Jr.
      (except as marked    to vote for all nominees
       to the contrary)       listed to the right       For, except vote withheld from the following nominee(s):

          [   ]                    [   ]               -----------------------------------------------------------------------------
                                                                                                    ================================
2. Approval of Auditors                                3. In their discretion, upon such            - IF YOU WISH TO SUBMIT YOUR
                                                          other matters as may properly             PROXY BY TELEPHONE OR INTERNET,
 FOR     AGAINST     ABSTAIN                              come before the Meeting.                  SEE THE INSTRUCTIONS BELOW. -
                                                                                                    ================================
 [ ]       [ ]         [ ]                                                                                 MEETING ATTENDANCE

                                                                                                    Please mark this box if you plan
                                                                                                    to attend the Meeting.       [ ]


                                                                                                              ADDRESS CHANGE:


                                                                                                    Please mark this box if you have
                                                                                                    indicated an address change. [ ]

                                                                                                    RECEIPT IS HEREBY ACKNOWLEDGED
                                                                                                    OF THE TIME WARNER INC. NOTICE
                                                                                                    OF MEETING AND PROXY STATEMENT.


SIGNATURE                                              SIGNATURE                                    DATE
         ----------------------------------------------          -----------------------------------     --------------------------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
------------------------------------------------------------------------------------------------------------------------------------
                                          /\ FOLD AND DETACH HERE /\

                         -------------------------------------------------------------------
                                     SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET
                         [TELEPHONE GRAPHIC]                              [COMPUTER GRAPHIC]
                                             QUICK *** EASY *** IMMEDIATE
                         -------------------------------------------------------------------

                      YOUR VOTE IS IMPORTANT! - YOU CAN SUBMIT YOUR PROXY IN ONE OF THREE WAYS:
1. BY TELEPHONE:        Call toll-free 1-800-840-1208 in the U.S., Canada or Puerto Rico on a touch tone telephone
                                           24 HOURS A DAY - 7 DAYS A WEEK
                             There is NO CHARGE to you for this call. - Have your proxy card in hand.
   You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

------------------------------------------------------------------------------------------------------------------------------------
OPTION 1:                  To vote as the Board Of Directors recommends on ALL proposals, press 1
------------------------------------------------------------------------------------------------------------------------------------

                                        WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

------------------------------------------------------------------------------------------------------------------------------------
OPTION 2:     If you choose to vote on each proposal separately, press 0. You will hear these instructions:
------------------------------------------------------------------------------------------------------------------------------------

                         Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9;
                         to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                         Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                        WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

                                                            OR

2. BY INTERNET:          Follow the instructions at our Website Address: http://www.eproxy.com/twx

                                                            OR

3. BY PROXY CARD:        Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

NOTE: If you submit a proxy by Internet or telephone, you must do so by 4:00 p.m., New York time, on May 17, 2000 and

                                     THERE IS NO NEED TO MAIL BACK your Proxy Card.
                                                  THANK YOU FOR VOTING.

                        ========================================================

                          PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                             PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
                        ========================================================

                                      PROXY

                                TIME WARNER INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 18, 2000

         The undersigned hereby constitutes and appoints Christopher P. Bogart, Joseph A. Ripp and John A. LaBarca, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 18, 2000, and any adjournment thereof, and to vote on the matters indicated all the shares of Preferred Stock which the undersigned would be entitled to vote if personally present.

         This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1 and FOR proposal 2.


----------------        -------------------------           ----------------
Name of Holder          Series of Preferred Stock           Number of Shares

         THE TIME WARNER INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSAL 2.

1. Election of Directors for terms expiring in 2001 -- J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R.E. Turner and Francis T. Vincent, Jr., nominees.

                              FOR [ ] WITHHELD [ ]

         [ ] FOR, except vote withheld from the following nominee(s):
                                                                     -----------

         -----------------------------------------------------------------

2.       Approval of Auditors.

                              FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. In their discretion, upon such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.    [ ]


                     Signature(s)
                                 ----------------------------


                                 --------------------------------------  -------
                                 Note: Please sign exactly as name       Date
                                 appears hereon.  When signing
                                 as attorney, officer, administrator
                                 or trustee, please give full title as
                                 such.

                                             CONFIDENTIAL VOTING INSTRUCTIONS

TIME WARNER SAVINGS PLAN
TIME WARNER THRIFT PLAN
TWC SAVINGS PLAN

INSTRUCTIONS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY ON BEHALF OF THE BOARD OF DIRECTORS FOR THE TIME WARNER INC. ANNUAL MEETING ON MAY 18, 2000.

Under the provisions of the Trust relating to these Plans, Fidelity Management Trust Company ("Fidelity"), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under those Plans (an "interest") is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 18, 2000. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to May 15, 2000, your interest, if any, attributable to
(a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan ("PAYSOP") and the WCI Employee Stock Ownership Plan ("WCI ESOP") will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants' interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

                                                  This instruction card must be
                                                  signed exactly as name appears
                                                  hereon.


                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s)         Date

                                                   (CONTINUED ON REVERSE SIDE)

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 18, 2000 and at any adjournment thereof, the undersigned's proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under each of the Plans.

         Please vote by filling in the appropriate boxes.

1. Election of Directors for terms expiring in 2001 - J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R.E. Turner and Francis T. Vincent, Jr., nominees.

                                      FOR [ ]   WITHHELD [ ]

         [ ] FOR, except vote withheld from the following nominee(s):
                                                                     -----------

2.       Approval of Auditors.

                                      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

3. To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.   [ ]

                      PLEASE SIGN AND DATE ON REVERSE SIDE

                       =========================================================

                          PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                              PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
                       =========================================================


                                      PROXY

                                TIME WARNER INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 18, 2000

         The undersigned hereby constitutes and appoints Christopher P. Bogart, Joseph A. Ripp and John A. LaBarca, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 18, 2000, and any adjournment thereof, and to vote on the matters indicated all the shares of SERIES LMCN-V COMMON STOCK which the undersigned would be entitled to vote if personally present.

         This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.


-------------------------          ----------------
Name of Holder                     Number of Shares

         THE TIME WARNER INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1. Election of Directors for terms expiring in 2001 - J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R. E. Turner and Francis T. Vincent, Jr., nominees.

                                         FOR [ ]   WITHHELD [ ]

         [ ] FOR, except vote withheld from the following nominee(s):
                                                                     -----------

         ------------------------------------------------------------------

2. In their discretion, upon such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.    [ ]


                     Signature(s)
                                 ------------------------------


                                 -----------------------------------    --------
                                 Note:  Please sign exactly as name       Date
                                 appears hereon.  When signing
                                 as attorney, officer, administrator
                                 or trustee, please give full title
                                 as such.